UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 15, 2005

ALLIANCE BANKSHARES CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	000-49976	46-0488111
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)
14280 Park Meadow Drive #350
Chantilly, Virginia 20151
(Address of principal executive offices) (Zip code)
Registrant’s telephone number, including area code: (703) 814-7200
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 17, 2005, Alliance Bankshares Corporation (“Alliance Bankshares”) announced that its banking subsidiary, Alliance Bank Corporation (“Alliance Bank”) has completed its acquisition of Danaher Insurance Agency in Annandale, Virginia from Thomas P. Danaher. Pursuant to a Stock Purchase Agreement dated October 6, 2005, Alliance Bank paid Mr. Danaher $2,975,000 in cash (including escrows) in exchange for all of the issued and outstanding capital stock of Danaher Insurance. Under the Stock Purchase Agreement, Alliance Bank may pay up to an additional $225,000 to Mr. Danaher depending on the insurance operation’s earnings in calendar 2006 and 2007. As a result of the acquisition, Danaher Insurance has been renamed Alliance Insurance Agency, Inc. (“Alliance Insurance”) and is now a wholly-owned subsidiary of Alliance Bank. (Prior references to “Alliance Insurance Corporation” should instead refer to “Alliance Insurance Agency, Inc.”)
     In connection with the acquisition, Thomas P. Danaher (“Mr. Danaher”), who was the president of Danaher Insurance and is the son of Danaher Insurance founder and Alliance Bankshares director and former Chairman of the Board Thomas P. Danaher, has entered into an employment agreement with Alliance Insurance, dated as of November 15, 2005, pursuant to which he serves as President of Alliance Insurance (the “Employment Agreement”). A copy of the Employment Agreement is attached as Exhibit 10.10 to this report and is incorporated herein by reference.
     The Employment Agreement provides that Mr. Danaher will serve as President of Alliance Insurance for an initial term lasting until September 30, 2008, unless sooner terminated. The agreement provides for automatic one-year renewals commencing September 30, 2008 subject to a requirement of ninety days’ notice in the event of nonrenewal by either party. The agreement provides for a base salary of no less than $150,000 annually with an opportunity for a bonus at the discretion of Alliance Insurance’s Board of Directors. Mr. Danaher is eligible to participate in any employee benefit plan maintained by Alliance Insurance for which he is eligible, including disability insurance providing benefits similar to those provided to other senior executives of Alliance Insurance. In addition, the agreement provides that Alliance Insurance will reimburse Mr. Danaher for reasonable and customary business expenses incurred by him and will provide Mr. Danaher with a car allowance of $750 per month for personal and business use and will reimburse Mr. Danaher for all related maintenance, insurance, fuel and tax expenses.
     If Mr. Danaher’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Danaher for good reason (as defined in the agreement), Mr. Danaher will be entitled to continue receiving his then current salary for the greater of the remainder of his contract term or twelve months. If Mr. Danaher’s employment is terminated by the company other than for cause or is terminated by Mr. Danaher for good reason within one year after a change in control (as defined in the agreement), Mr. Danaher will receive a lump sum (or eighteen monthly installments) equal to eighteen months of salary based on his then current salary. If Mr. Danaher’s employment were terminated in 2006, following a change in control, his payment would be approximately $225,000 based on his current salary. Additionally, Mr. Danaher is subject to a non-compete agreement within a defined geographic area for (i) a period of three years following termination of his employment or (ii) a period of one year following termination of his employment by the company other than for cause or termination by Mr. Danaher for good reason within one year after a change in control.
     Pursuant to the terms of a separate agreement between Alliance Insurance and an employee leasing company that provides certain human resources services to Alliance Insurance’s employees, Mr. Danaher is also simultaneously an employee of the employee leasing company. The specific terms of his employment arrangement with Alliance Insurance, however, are contained in the Employment Agreement described herein.

Item 9.01. Financial Statements and Exhibits.
(d)	Exhibits.
10.9	Stock Purchase Agreement dated as of October 6, 2005, by and between Thomas P. Danaher, Thomas P. Danaher and Company, Inc. and Alliance Bank Corporation (incorporated by reference to Exhibit 10.9 to Form 8-K filed October 12, 2005).

10.10	Employment Agreement dated as of November 15, 2005 between Thomas P. Danaher and Company, Inc. (now, Alliance Insurance Agency, Inc.) and Thomas P. Danaher.

99.1	Alliance Bankshares Corporation press release dated November 17, 2005 (with Editor’s Note updating name reference).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bankshares Corporation
(Registrant)

By:	/s/ Paul M. Harbolick, Jr.

Paul M. Harbolick, Jr.
Executive Vice President & Chief Financial
Officer
Date: November 21, 2005

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